Exhibit 17.1

Peter B. Day
2624 Dunwin Drive, Unit #3
Mississauga, Ontario, Canada L5l 3T5

                    October 20, 2006

Endo Networks, Inc.
2624 Dunwin Drive, Unit #3
Mississauga, Ontario, Canada L5l 3T5

Dear Sir or Madam:

Reference is made to the Share Exchange Agreement dated October 18, 2006 (the “Agreement”), between Endo Networks, Inc. (“ENDD”), Hangson Limited (“Hangson”), Hangson’s owners of record of all of the issued and outstanding stock and myself. All capitalized terms not defined herein shall have the meanings set forth in the Agreement.

This letter will confirm that on October 20, 2006, and effective automatically thereon, I will resign as ENDD’s Chief Executive Officer, Chief Financial Officer, President and Secretary. Additionally, after the closing of the Share Exchange, on the date that immediately follows the expiration of the 10-day period beginning on the later of the date of the filing of the Information Statement with the SEC pursuant to Rule 14f-1 promulgated under the Exchange Act or the date of mailing of such Information Statement to ENDD’s stockholders, I shall resign as ENDD’s sole director.

Very truly yours,

/s/ Peter B. Day
Name:	Peter B. Day